Exhibit 3.24

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENVOY LLC

This Limited Liability Company Agreement (the “Agreement”) of ENVOY LLC (the “Company”) is made and effective as of October 27, 2006 (the “Effective Date”).

1. Formation of the Company. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to such statute (the “Act”), upon the conversion of Envoy Corporation, a Delaware corporation, effective October 27, 2006 (the “Conversion”), and from and after the Effective Date shall be governed by, and operated pursuant to, the terms and provisions of this Agreement. In connection with and as a result of the Conversion, EBS Holdco, Inc., a Delaware corporation (the “Member”) has become the sole member of the Company.

2. Name. The name of the Company is “Envoy LLC.”

3. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may be engaged under applicable law, including without limitation, the Act.

4. Registered Agent and Registered Office. The registered agent and the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Company may change its registered agent or registered office as permitted by the Act.

5. Term of Company. Subject to the provisions of the Act, the term of the Company is perpetual.

6. Management of Company. All decisions relating to the business, affairs and properties of the Company shall be made by the Member in its capacity as the sole member of the Company. The Member may appoint a President, one or more Vice Presidents and such other officers of the Company as the Member deems necessary or advisable to manage the day-to-day business affairs of the Company (the “Officers”). The Officers will serve at the pleasure of the Member. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name and on behalf of the Company. No such delegation will cause the Member to cease to be a member of the Company. Such Officers will have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Delaware.

7. Distributions. All net cash flow and other property of the Company which the Member determines is no longer necessary for the Company’s business will be distributed, subject to the Act and to any applicable restriction contained in any financing or other agreement binding upon Company, at such times and in such amounts as the Member determines in its sole discretion. Any such distributions will be made 100% to the Member.

8. Tax Treatment. The Company will be treated as an entity that is disregarded as an entity separate from its owner for U.S. federal and state income tax purposes. Accordingly, the Member will, for tax purposes, report all items of income, gain, loss and deduction of the Company as if the Member was the sole owner of all the assets of the Company.

9. Dissolution and Winding Up. The Company will dissolve and its business and affairs will be wound up pursuant to a written instrument executed by the Member.

10. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

11. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice or conflict of laws rules.

12. Successors and Assigns. All provisions of this Agreement are binding upon, inure to the benefit of and are enforceable by or against the Member and its successors and assigns.

* * * * *

IN WITNESS WHEREOF, the Member has duly executed this Agreement as of the Effective Date.

EBS HOLDCO, INC. a Delaware corporation

By:	/s/ Charles A. Mele
Charles A. Mele Executive Vice President